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                                                          EXHIBIT 10.1


                        CONSULTING AGREEMENT
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     CONSULTING AGREEMENT, dated as of May 19, 1999 and effective as of May 25, 1999, between Trans World Airlines, Inc. (the "Company"), and Gerald L. Gitner (the "Consultant").

     WHEREAS, the Company desires to retain the consulting services of the Consultant, and the Consultant has agreed to provide consulting services to the Company, in each case in accordance with the terms of this Agreement; and

     WHEREAS, the parties desire to set forth the entirety of their agreements and understandings with respect to such matters;

     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby duly acknowledged, the parties agree as follows:

     1.   Consultancy.  The Company hereby retains the Consultant to render
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to the Company certain consulting services described below, and the
Consultant hereby agrees to render such consulting services to the Company, subject to the terms and conditions described in this Agreement.

     2.   Term.  The Consultant's retention commences as of the effective
          ----
date of this Agreement and will continue until May 24, 2002, unless earlier terminated in accordance with this Agreement.

     3.   Consulting Duties.  The Consultant will provide such consulting
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services as from time to time may reasonably be requested by the
Company's Chief Executive Officer or Board of Directors, such consulting services to be provided at the pleasure of the Consultant with no minimum number of hours required. Without limiting the foregoing sentence, while the parties intend in good faith that until May 24, 2000 the Consultant will devote to such consulting services between fifty percent (50%) and seventy-five percent (75%) of his working time, the parties hereto acknowledge that there is no minimum service requirement under this Agreement.

     4.   Non-Consulting Duties.  In addition to providing consulting
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services to the Company, the Consultant will serve at the pleasure of the Board of Directors of the Company (subject to election by the shareholders of the Company) and for separate compensation as the Chairman of the Board of Directors of the Company and also as the Chairman of the Executive Committee of the Board of Directors of the Company. The Company agrees to nominate the Consultant for reelection as a member of the Board of Directors of the Company at the May, 1999 annual meeting of the shareholders of the Company.

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August 13, 1999
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     5.   Cash Compensation.
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          (a)  In exchange for his consulting services to the
Company, the Consultant will receive from the Company cash payments in the amount of $770,000 for the twelve (12) month period beginning on the effective date of this Agreement and ending on May 24, 2000 (the "Annual Fee"), payable in equal monthly installments, but no less promptly than when the Consultant was paid as an employee. Thereafter, the Consultant will be paid per diem, cash payments by the Company (for consulting services as reasonably requested by the Chief Executive Officer or the Board of Directors of the Company) at a rate equal to $3,500 for each full working day on which such consulting services are provided (the "Per Diem Fees"). The Consultant's Annual Fee and Per Diem Fees will be payable, if the Consultant so chooses, to a nominee of the Consultant designated in writing.

          (b) In exchange for performing his duties as Chairman of the Board of Directors of the Company and Chairman of the Executive Committee of the Board of Directors of the Company, the Consultant will receive for so long as he acts in such capacity an annual retainer of $75,000, payable in equal quarterly installments (the "Annual Retainer"). In addition, the Consultant will receive fees for participating in meetings of the Board of Directors, so long as he remains Chairman of the Board of Directors of the Company, the Executive Committee and other board committees on which the Consultant serves, all at rates 1.5 times higher than the rates paid to other directors attending such meetings (the "Board Fees"). Both the Annual Retainer and the Board Fees shall be paid at the same time and in the same manner as such payments are made to other members of the Board of Directors of the Company.

     6.   Expenses.  The Consultant will receive reimbursement from
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the Company for all reasonable out-of-pocket expenses for any business travel and business expenses incurred in the performance of his duties under this Agreement, in accordance with the expense reimbursement policies of the Company from time-to-time in effect. The Company will at its cost continue to provide the Consultant with his current apartment or an equivalent apartment at no higher cost to the Company (without sublet rights) in the St. Louis, Missouri area until May 24, 2000, unless this Agreement is terminated earlier in accordance with its terms.

     7.   Stock Options.  All stock options previously granted to the
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Consultant will continue to vest during the term of this Agreement in accordance with the vesting schedule specified in the Stock Option Agreements between the Company and the Consultant, and as provided in the Company's Key Employee Stock Incentive Plan (the "KESIP"). If the Consultant's consulting services are terminated, the Consultant's previously granted stock options will vest and remain outstanding and exercisable under the Stock Option Agreements and the KESIP as amended from time to time to the extent, in the same manner and on the same terms and conditions as if his employment with the Company had then been so terminated at such time; provided that when the KESIP permits exercise of options following termination, the Consultant will have no less than sixty (60) days in which to exercise such options. During the term of this Agreement, the Consultant will continue to be entitled to receive stock options from the Company under the Outside Directors' Stock Ownership and Stock Option Plan (the "Plan"), as such options may be granted by the Board of Directors of the Company from time to time, consistent with such Plan and on the same terms granted to other members of the Board of Directors of the Company.

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     8.   Accelerated Payments.
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          (a)  If prior to May 24, 2000, the Consultant ceases to be the Chairman of the Board of Directors of the Company (other than as a result of the Consultant resigning or being removed for good cause, and for any reason after a "change in control" (as such term is defined in the KESIP) of the Company), then the unpaid balance of the Annual Fee immediately will accelerate and become due and payable in one lump cash sum to the Consultant. For purposes of this Agreement, "good cause" shall mean that (i) the Consultant is convicted of or engages in conduct which constitutes a felony, or a misdemeanor involving moral turpitude; or (ii) the Consultant is found by the Company's Board of Directors after reasonable investigation to have failed or refused to in any material respect to perform his duties and responsibilities, (after notice and opportunity to cure if such material failure or refusal can be cured) provided that a failure shall not mean actions taken in good
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faith in the Consultant's exercise of his business judgment and within the Consultant's authority as Chairman of the Company's Board of Directors; or (iii) the Consultant is found by the Company's Board of Directors after reasonable investigation to have willfully engaged in conduct which is demonstrably and materially injurious to the Company and such conduct was not taken in good faith in the Consultant's exercise of his business judgment and within the Consultant's authority as Chairman or was not otherwise authorized in the Company's business plan or directly or indirectly by the Company's Board of Directors or Chief Executive Officer, or (iv) the Consultant is found by the Company's Board of Directors after reasonable investigation to have breached his legal duty of loyalty to, or committed any act of fraud, theft or dishonesty against or involving, the Company or any of its affiliated companies; or (v) the Consultant is found by the Company's Board of Directors after reasonable investigation to have breached any material provision of this Agreement. For purposes of this Agreement, "resigning" shall mean that (i) the Consultant informs one of the Company's directors or officers in writing that the Consultant will cease to serve as any of the Chairman of the Board of Directors of the Company, a member of the Board of Directors of the Company, or a consultant to the Company or (ii) the Consultant works for or provides services to a United States, Canadian or Mexican based or incorporated carrier operating aircraft having 51 or more seats (a "Subject Airline") in the capacity of (x) a director or officer or (y) a consultant providing marketing or strategic planning advice. Without altering the provisions of subpart (ii) of the preceding sentence or the Consultant's other obligations as a member of the Company's Board of Directors, the Consultant will advise the Company's Board of Directors or Executive Committee before accepting any position with another commercial, charter or cargo airline. The Consultant may provide to a Subject Airline those consulting services not prohibited by this Section 8(a).

          (b) If after May 24, 2000, but during the term of this Agreement, the Consultant ceases to be the Chairman of the Board of Directors of the Company, the Company promptly will pay his out-of-pocket expenses, his prorated Annual Retainer and his Board Fees for meetings attended.

          (c) If the Consultant's consulting services under this Agreement are discontinued, the Company promptly will pay the Consultant's out-of-pocket expenses, and the Consultant's accrued but unpaid Per Diem Fees (after May 24, 2000).

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     9.   Medical, Dental, Insurance, Life and Accident Insurance.
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The Consultant and his spouse will at all times during the continuation of the term of this Agreement be eligible to receive the same level of benefits (other than vacation) on the same terms and conditions as they may be offered to any retired executive officer of the Company and such officer's spouse. Without limiting the foregoing, (i) the Executive and his eligible dependents will receive medical and dental coverage, on the same terms provided to other retired executive officers of the Company, up to the date coverage becomes available from a federal or state government, and (ii) the Executive will receive a life insurance policy funded by the Company having a value equal to 30% of his final base salary. Any insurance premium paid by the Company will be imputed to the Consultant to the extent provided in applicable Internal Revenue Service rules, as the same may be amended. The Consultant will use his reasonable efforts, if subsequently employed or consulting for an entity providing generally comparable or superior medical or dental benefits, to elect such benefits and suspend his use of such benefits from the Company, with full power to renew such Company coverage in the future. If such subsequent entity provides generally comparable or superior post-retirement medical or dental benefits, the Consultant will use his reasonable efforts to substitute those benefits for those provided by the Company.

     10.  Vacation.  The Consultant will not be entitled to vacation
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or payments in lieu of vacation under this Agreement.  Notwithstanding the foregoing, the Consultant will receive on or before May 27, 1999 a cash payment from the Company for previously accrued but unused vacation earned by the Consultant in his previous capacities with the Company in accordance with the Company's policies for the payment of unused vacation.

     11.  Flight Privileges.  The Consultant and eligible family
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members will be entitled to card-type Class A "term" passes (and tax gross up payments in accordance with the Company's policies) on the Company's routes worldwide for so long as the Consultant provides consulting services to the Company or serves on the Company's Board of Directors or any committee thereof, after which the Consultant will be entitled to flight privileges in accordance with the Company's policies applicable to retired directors.

     12.  No Assignment. This Agreement is personal to the
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Consultant and, except as set forth in Section 5, without the Company's and the Consultant's prior written consent, it will not be assignable by the Consultant or the Company other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the legal representatives of the Consultant's estate.

     13.  Termination Obligations.   The Consultant agrees that:
          -----------------------

          (a) The Consultant will not during the term of this Agreement and for a period of two (2) years following the termination of his Agreement, directly or indirectly solicit or assist or encourage the solicitation of any employee of the Company or any of its subsidiaries or affiliated companies or anyone who was so employed at any time within twelve (12) months prior to termination of Consultant's services to the Company to be employed by the Consultant or by any entity in which the Consultant owns or reasonably expects to own any equity interest in excess of five percent (5%) of any class of the outstanding securities thereof, or by any entity by which the Consultant is employed or for which the Consultant serves or reasonably expects to serve in any capacity; nor (after his consultancy ends and during such 2 year period) encourage or induce any

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Company employee to terminate his or her Company employment.  For the purposes of this paragraph, the term "solicit" will mean any contact by the Consultant with or providing information to others who may be reasonably expected to contact any employees of the Company or of any of its subsidiaries or affiliated companies regarding their employment status, job satisfaction, interest in seeking employment with the Consultant, with any person affiliated with the Consultant or by whom the Consultant is employed but will not include print advertising for personnel or responding to any unsolicited request for a personal recommendation for or evaluation of a Company employee or an employee of any of the Company's subsidiaries or affiliated companies.

          (b) The Consultant will hold forever hereafter in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries or affiliated companies, including but not limited to commercial, operational, marketing, pricing, alliance, route structure, capital or other financial information including costs, strategies, forecasts or trade secrets, acquisition strategies or candidates or personnel acquisition plans ("confidential information") which will have been obtained by the Consultant during or by reason of his past employment or present or future retention by the Company or by any of its subsidiaries or affiliated companies and which will not be public knowledge. During and after the end of the term of this Agreement, the Consultant will not, without the prior written consent of the Company or unless required to do so by reason of a court order or subpoena (in which case Consultant will give Company prompt notice of any such other subpoena or order, or request therefore, so as to provide Company the maximum opportunity to contest the same), communicate or divulge any such confidential information to anyone other than the Company or those designated by it, except that while employed by the Company in the business of and for the benefit of the Company, the Consultant may provide confidential information as appropriate to those persons who in the Consultant's reasonable judgment have a need to know such confidential information.

          (c) Except as may otherwise be required by law or regulation, the Consultant will not for a period of two (2) years following the effective date of the termination of his consultancy discuss or disclose to the media or Company personnel the circumstances or terms of the termination of his consultancy.

          (d) The Consultant will not publicly disparage or denigrate the Company or any of its officers, directors or practices.

          (e) The Company agrees that its officers, directors and agents will not publicly disparage or denigrate the Consultant following his termination of consultancy or, except as may be required by law or regulation, otherwise discuss or disclose to the media or Company personnel the circumstances or terms of the termination of his consultancy.

          (f) To the extent that any covenant or agreement contained in this Section 13 is determined by a Court to be invalid or unenforceable in any respect or to any extent, the covenant or agreement will not be rendered void, but instead will be automatically amended to such lesser scope or to such lesser extent as will grant Company the maximum restriction on Consultant's conduct and activities permitted by applicable law in such circumstances.

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          (g)  Neither party to this Agreement will issue a press
release or make a public statement regarding the other party hereto without such other party's prior approval, except that the Company will be entitled to make such disclosures as are required by applicable securities laws and exchange rules and will endeavor in good faith to consult with the Consultant regarding such disclosures.

          (h) For a period of two (2) years following termination of employment, the Consultant will to the extent reasonably possible, upon reasonable prior notice, make himself available for consultation with Company counsel, to meet with Company counsel and prepare to testify as a witness or deponent, and to testify as a witness at a trial, deposition or proceeding, concerning any legal matter involving or affecting the Company. The Company will pay for all reasonable and necessary out-of-pocket travel and telephone and such other costs and expense incurred by the Consultant in connection with any such activity including compensation at the Consultant's then standard hourly rate for such time as the Consultant is required to devote to the matter, provided however that as to such required time the Consultant is not then otherwise being compensated by his employer, firm or other similar such entity.

     14.  Miscellaneous.
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          (a)  This Agreement will be governed by and be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within New York and without reference to principles of conflicts of laws. The captions of this Agreement are not part of the provisions hereof and will have no force or effect. Neither this Agreement nor any of its terms may be amended, waived, added to or modified other than by written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by regular or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                    If to the Consultant:

                    Mr. Gerald L. Gitner
                    8 Arlene Court
                    Short Hills, New Jersey  07078

                    with a copy to:

                    Linda E. Rappaport, Esq.
                    Shearman & Sterling
                    599 Lexington Avenue
                    New York, New York  10022

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                    If to the Company:

                    Trans World Airlines, Inc.
                    One City Centre
                    515 North 6th Street
                    St. Louis, Missouri  63101
                    Attn:  General Counsel

                    With a copy to:

                    Christopher P. Davis, Esq.
                    Kleinberg, Kaplan, Wolff & Cohen, P.C.
                    551 Fifth Avenue, 18th Flr.
                    New York, New York  10176

or to such other address as either party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective when actually received by the addressee.

          (c) The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

          (d) This Agreement contains the entire understanding between the parties concerning the subject matter hereof and supersedes all prior agreements (including the employment agreement between the Company and the Consultant dated as of February 12, 1997), understandings, discussions, negotiations and undertakings, whether written or oral, among the parties with respect thereto. The terms of any employee manual, handbook, or any policy of the Company, will not modify, alter, or invalidate any term of this Agreement nor alter the Consultant's at will status, and in case of any conflict between a term of this Agreement and any such policy, handbook or manual, the terms of this Agreement control, except for benefit plans and stock option awards described herein (to the extent not otherwise provided in this Agreement).

          (e) The Consultant represents that or he is not a party to any agreement, or under any legal obligation, which would preclude or in any way impair the Consultant's performance of Consultant's duties for the Company hereunder. The Consultant has not provided, and will not provide, to the Company any trade secret of another person whose secrecy he is obligated to maintain.

          (f) In the event that a dispute arises between the Company and the Consultant concerning the enforcement or interpretation of the terms of this Agreement, the Company and the Consultant agree to negotiate in good faith to resolve such dispute. In the event that the parties are unable to resolve this dispute within ninety (90) business days of the date of written notice one to the other concerning this dispute, the parties agree to submit this dispute for expedited binding arbitration at the American Arbitration Association ("AAA") in New York, New York before a panel of three (3) arbitrators all in accordance with the AAA rules then obtaining. Expedited arbitration will mean that the time period following the submission of the dispute to the AAA for the selection of the arbitrators will not exceed twenty (20) business days

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and that the time period between the selection of the arbitrators and the issuance of a decision will not exceed sixty (60) business days. Upon the rendering of a decision by the arbitrators, the prevailing party will be entitled to reimbursement from the other party of all fees and costs related to the arbitration, including submission of the claim. The decision of the arbitrators will be binding upon the parties and any such decision may be entered in any court having jurisdiction thereof. During the pendency of the arbitration, this Agreement will remain in full force and effect.

          (g) Nothing in this Agreement or otherwise will be construed as entitling the Consultant to employment rights, or to any rights except as provided for in this Agreement, by law or by the policies and procedures of the Company applicable to the Consultant.

          (h) The Consultant will continue to receive all indemnity protections afforded to directors and executive officers of the Company under the Company's charter documents and insurance policies, as the same may be modified from time to time with respect to all directors and executive officers of the Company. The foregoing sentence will not affect any rights the Consultant has under any indemnification agreement between the Consultant and the Company.

          (i) Any party succeeding to the Company's interest under this Agreement pursuant to the terms of this Agreement or by operation of Law will be required to assume (or to the extent legally permissible, will be deemed to have assumed) all duties and obligations of the Company to the Consultant under this Agreement.

          (j) In the event of a dispute under this Agreement between the Company and the Consultant, the Company will advance to the Consultant all the Consultant's reasonable legal fees and costs, subject to the Consultant's obligation to repay such amounts to the extent the Company prevails in such dispute.

          (k) All reasonable legal fees and costs incurred by the Consultant in negotiating this Agreement will be paid for by the Company upon submission to the Company of reasonable and customary invoices from the Consultant or the Consultants' legal representatives.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed in its corporate name, and the Consultant has hereunto set his hand, all as of the day and year first above written.


                                 ------------------------------------
                                 Gerald L. Gitner


                                 TRANS WORLD AIRLINES, INC.


                                 By:
                                    ---------------------------------
                                       Name:
                                       Title:


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